Exhibit 99


SEMCO ENERGY                                           NEWS
405 Water Street, Port Huron, MI 48060                 RELEASE




FOR IMMEDIATE RELEASE
Contact:  Edric R. Mason, Jr.
Phone:    (810) 989-4104
FAX:      (810) 989-4098



               SEMCO ENERGY RELEASES 1997 EARNINGS


     Port Huron, MI, March 10 -- SEMCO ENERGY, Inc. reported earnings for 1997 of $14.9 million or $1.14 per share, compared to a restated net loss of ($12.8) million or ($0.98) per share for 1996.
     "Our Management and employee teams deserve congratulations for the achievements of the past year. Every member of our Company is challenged by the direction set by our Strategic Plan --Focus 2000, and it has led to the realization of strategic gains, operational improvements of many types and good results," said William L. Johnson, Chairman of the Board, President and Chief Executive Officer.
     SEMCO ENERGY, Inc., is in a transition period as it repositions itself with a new strategic direction and a goal of becoming a company with much stronger revenue and earnings growth than realized in the past. In connection with this transition, a number of strategic initiatives and policy and procedure enhancements have been undertaken. Because some of these efforts have had impact on earnings, identification of these special items help to better understand the normal operating results of the Company. Listed below are special items which occurred in 1997 and 1996 as well as an adjustment to reflect normal weather:

                                       in millions, after-tax
                                       -----------------------
                                        1997           1996
                                                    (Restated)
                                       ------       ----------
Earnings based on normal weather
and excluding special items (*)        $11.3          $ 7.6

  Reserve for NOARK investment                        (21.0)

  Adjustment to NOARK reserve            5.0

  Management reorganization costs       ( 0.8)        ( 0.6)

  Cost for policy and systems
    enhancement at ENERGY SERVICES      ( 0.3)

  Costs related to the rate case,
    corporate name change and the
    phase-out of the appliance
    sales business                      ( 0.3)

  Colder than normal weather                            1.2
                                       ------       ----------

  Subtotal - Special items and weather $ 3.6         ($20.4)
                                       ------       ----------

Reported earnings                      $14.9         ($12.8)
                                       ======       ==========

  *The increase from 1996 to 1997 is primarily due to the change in operating performance at ENERGY SERVICES and 1996 operating losses on the NOARK investment.

     Fourth quarter 1997 earnings were $8.4 million or $.64 per share compared to the restated fourth quarter 1996 net loss of ($16.9) million or ($1.30) per share. In the fourth quarter of 1996, the Company accrued a reserve of $21 million after-tax related to its NOARK investment. In anticipation of the sale of its NOARK interest, the Company adjusted this reserve in the fourth quarter of 1997 adding $5 million to net income. Excluding the impact of the two NOARK items recorded in the fourth quarter of each year, earnings for the fourth quarter of 1997 were $3.4 million or $.26 per share compared to restated earnings of $4.1 million or $.31 per share for the fourth quarter of 1996. The restatement of earnings for the year 1996 reflects the corrections discussed below.

Earnings Restatement
     During 1997, the Company began an effort to enhance policies and procedures for trading activities at ENERGY SERVICES. These changes include stricter requirements for transaction confirmation and for account and transaction reconciliation. A new management team determined during the closing of the accounting records for 1997 that certain transactions were incorrectly recorded. The financial impact has been quantified based upon work completed by the Company, outside consultants and its independent auditors. The corrections resulted in a $0.9 million after-tax charge to fourth quarter 1997 earnings and a $3.8 million reduction of previously reported 1996 earnings. The adjustments related to corrections of: margin on some sales, gas in storage amounts, and various other items.
     Johnson said that the accounting adjustments will not impact the Company's dividend policy. The Company has had 41 years of uninterrupted cash dividends and 15 consecutive years of annual stock dividends. He further indicated that new systems and stricter controls are now in place to prevent a reoccurrence of these errors.

New Management Team/Organization Changes
     In the fourth quarter of 1997, Robert A. Stone was named Vice President and Chief Operating Officer of SEMCO ENERGY SERVICES, Inc. Stone came to the Company in 1996 after working eight years with Western Resources, Inc. and 20 years at Michigan Consolidated Gas Company.
     More recently, Kurt A. Angermeier was named Vice President and Chief Accounting Officer of SEMCO ENERGY SERVICES, Inc. and SEMCO ENERGY VENTURES, Inc. Angermeier was Treasurer of SEMCO ENERGY GAS COMPANY and has been an employee of the Company for 20 years.
     "We continue to implement our strategic plan. Profitable acquisitions, reduction of debt, greater financial strength and higher earnings are the focus of our strategy. These items along with improved services for customers and opportunities for our employees will grow shareholder value in the years ahead," said Johnson.

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